Exhibit 99.2

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AMERISOURCEBERGEN RE-ELECTS THREE BOARD MEMBERS
AND REAFFIRMS FISCAL 2009 EXPECATIONS AT
ANNUAL MEETING OF STOCKHOLDERS
Stockholders Approve Resolution to Redeem Stockholder Rights Agreement
PHILADELPHIA, PA, February 19, 2009 — At the AmerisourceBergen Corporation (NYSE: ABC) annual meeting of stockholders, held today in Philadelphia, Company stockholders re-elected three directors: Richard C. Gozon, Michael J. Long and J. Lawrence Wilson. Stockholders also ratified the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2009 and approved the amended and restated AmerisourceBergen Corporation Management Incentive Plan.
In addition, stockholders approved a proposal to redeem AmerisourceBergen’s stockholder rights agreement, commonly called a “poison pill.” The vote is not binding on the Company, but the Company’s directors indicated they will take the voting results under advisement.
During the meeting, AmerisourceBergen’s President and Chief Executive Officer, R. David Yost, gave an overview of the Company’s activities and reaffirmed the Company’s expectations for fiscal year 2009.
“AmerisourceBergen continues to expect diluted earnings per share from continuing operations for fiscal year 2009 to be in a range of $3.08 to $3.25, which represents an increase of 7 percent to 12 percent over the $2.89 in fiscal year 2008,” said Yost. “Also unchanged are our key assumptions supporting this diluted earnings per share range, which are: revenue growth of between 1 percent and 3 percent; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. Assumptions also include the expected repurchase of approximately $350 million of AmerisourceBergen common shares in fiscal 2009.”

Mr. Gozon, 70, has been a member of the Board of Directors since AmerisourceBergen’s inception in 2001 and has served as the Board’s Chairman since 2006. He served as Executive Vice President of Weyerhaeuser Company from June 1994 until his retirement in 2002. He currently is also a director of AmeriGas Propane, Inc.; Triumph Group, Inc.; and UGI Corporation, and is a member of the Board of Trustees of Thomas Jefferson University.
Mr. Long, 50, has been an AmerisourceBergen Director since 2006, and since 2007 has been a director, President and Chief Operating Officer of Arrow Electronics, Inc., a global distributor of electronic components and computer products. From 2005 to 2007, he was Senior Vice President and President, North America and Asia/Pacific components for Arrow Electronics, Inc., and has held numerous senior management positions at Arrow Electronics and its predecessor companies.
Mr. Wilson, 72, has been a member of the AmerisourceBergen Board of Directors since the Company’s inception in 2001. He is also lead director of Cummins Inc. and a director of The Vanguard Group of Investment Companies. From 1988 to 1999 he served as Chairman and Chief Executive Officer of Rohm and Haas Company, a specialty chemicals and materials company.
The AmerisourceBergen Board of Directors is comprised of nine members, all of whom are independent directors, except President and Chief Executive Officer, R. David Yost.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements
This news release may contain forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; our ability to maintain adequate liquidity and financing sources; continued volatility and further deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.
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